Exhibit 21.1

SOUTHERN COPPER CORPORATION
Subsidiaries
(More than 50% ownership)

	Name of Company	Percentage of voting Securities owned or other bases of control

PARENT:	Americas Mining Corporation (Delaware)

Registrant:	Southern Copper Corporation (Delaware)
	Compañia Minera Los Tolmos S.A. (Peru)	97.31
	Southern Peru Limited	100.00
	Americas Sales Company, Inc.	100.00
	Minera Mexico S.A. de C.V.	99.95
	Americas Mining de Mexico, S.A.	99.99
	Industrial Minera Mexico S.A. de C.V.	98.12
	Mexicana de Cananea, S.A. de C.V.	98.49
	Mexicana de Cobre, S.A. de C.V.	94.58
	Mexicana del Arco, S.A. de C.V.	99.99
	Mexico Compañía Inmobiliaria, S.A.	99.99
	Minerales Metálicos del Norte, S.A.	99.99
	Minera Mexico Internacional, Incorporated	100.00
	Servicios de Apoyo Administrativo, S.A. de C.V.	99.99
	Western Copper Supplies	100.00
	Global Natural Resources, Inc.	100.00
	Multimines Corporation	100.00
	Logistics Services Incorporated (LSI)	100.00

Not included in this listing are subsidiaries, which in the aggregate would not constitute a significant subsidiary.